Exhibit 5.01

Tanner McColgan LLP
271 North Avenue
New Rochelle, NY 10801
Tel: (914) 636-3432 EXT 101
Fax: (914) 636-0388

August 14, 2006

Board of Directors
Fromex Equity Corp.
271 North Avenue 5th Floor
New Rochelle, NY 10801

Gentlemen:

We have acted as counsel for Fromex Equity Corp. (“Fromex”) in connection with its incorporation in the State of Delaware, its amended Certificate of Incorporation, its By-Laws, the resolutions adopted by the Board of Directors and the General Form Registration of Securities for the registration of the Common Stock, Par Value $.01 Per Share of Fromex pursuant to Section 12 (g) of the Securities Exchange Act of 1934 (Form 10), dated August , 2006, all of which we have reviewed in preparation for this opinion.

The authorized capital stock of Fromex consists of 20,000,000 shares of Common Stock, Par Value $.01 Per Share. The Common Stock is the security to be registered. There are 14,400,000 shares of Common Stock issued and outstanding, which are owned by FRMO Corp., all of which are legally issued, fully paid and non-assessable.

About 720,000 shares of Common Stock are to be distributed to shareholders of FRMO Corp. in connection with the distribution described in Item 1 of the said Form 10, and when so distributed will be legally issued, fully paid and non-assessable shares of Common Stock of Fromex.

Very truly yours,

/s/ Tanner McColgan LLP

Fromex Capital Stock 8/14/06 (Included with Form 10)